UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 8, 2006

ADVANCED BIOENERGY, LLC

(Exact name of small business issuer as specified in its charter)

Delaware	333-125335	20-2281511
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

137 N. 8th Street, Geneva, Nebraska 68361

(Address of principal executive offices)

(402) 759-3773

(Issuer’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐             Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐             Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐             Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐             Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The following disclosures are made in compliance with (i) Item 1.01 Entry into a Material Definitive Agreement; and (ii) Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant:

On March 8, 2006 (effective February 17, 2006), we entered into a loan agreement with Farm Credit Services of America, FLCA (“Farm Credit”) establishing a senior credit facility with Farm Credit for the construction of a 100 million gallon per year ethanol plant. The construction financing is in the amount of $89,500,000 consisting of a $58,500,000 term loan and a $21,000,000 revolving term loan. Farm Credit has also established a $5,000,000 revolving credit facility for financing eligible grain inventory and equity in Chicago Board of Trade futures positions which will not be effective until we begin operations. CoBank, ACB, (“CoBank”) has been appointed by Farm Credit to serve as its agent with regard to these loans.

We may select a rate of interest on the borrowed funds at the lender’s announced base rate plus one-half percent (0.5%), a fixed rate to be quoted by lender, or at LIBOR (1, 2, 3, 6, 9 or 12 months) plus 3.4% which will be calculated on a 360 day basis. We will pay an origination fee of $397,500 to Farm Credit for the term loan and a commitment fee at a rate of 5/8 of 1% per annum payable on a monthly basis on the unused portion of the revolving term loan. For the revolving credit facility, we will pay an origination fee of $12,500 and a commitment fee of ¼ of 1% per annum payable on a monthly basis on the unused portion of the revolving credit facility.

Farm Credit is only obligated to lend the funds for construction if certain conditions are satisfied. These conditions include, among others, the total cost of the project being within a specified amount, the receipt of engineering and construction contracts and a Process/Yield guarantee from the design engineer and contractor acceptable to Farm Credit, evidence of the issuance of all permits, acceptable insurance coverage and title commitment, the contribution of at least $53,000,000 of equity and the delivery of attorney opinions.

We will repay the term construction loan as follows: (i) 27 equal, consecutive, quarterly installments of $2,125,000 with the first installment due on December 20, 2007 and the last installment due on June 20, 2014; and (ii) followed by a final installment in an amount equal to the remaining unpaid principal balance on September 20, 2014. During the term of the loan, we are required to pay an annual amount equal to 65% of the Company’s free cash flow for each year, not to exceed $4,500,000 in any fiscal year. These payments will continue until an aggregate sum of $9,000,000 has been received by Farm Credit.

On the earlier of March 1, 2015 or six months following repayment the term loan, we will begin repayment in $4,000,000 increments with the final payment due March 1, 2017 on the revolving construction loan. We will repay the revolving credit facility the earlier of March 1, 2008 or twelve months after the date on which we borrow the funds.

The loans will be secured by a first mortgage on our real estate and a lien on all of our personal property. We have agreed to purchase $1,000 worth of stock in Farm Credit Services of America, ACA which will also be pledged as security for the loans. If we prepay any portion of the construction loans prior to February 1, 2009, we will pay a prepayment charge of 3% in addition to certain surcharges.

During the term of the loans, we will be subject to certain financial loan covenants consisting of minimum working capital, minimum net worth and maximum debt service coverage ratios.  After the construction phase, we will only be allowed to make annual capital expenditures up to $600,000 annually without prior approval. We will also be prohibited from making distributions to our members, however, for each fiscal year commencing with the fiscal year ending 2007, we may make a distribution to our members of 50% of the net profit for such fiscal year after our lender has received audited financial statements for the fiscal year. We may exceed 50% only if we have made the required free cash flow payment for that fiscal year. We must be in compliance with all financial ratio requirements and loan covenants before and after any distributions to the members.

Upon an occurrence of an event of default or an event which will lead to our default, Farm Credit may upon notice terminate its commitment to loan funds and declare the entire unpaid principal balance of the loans, plus accrued interest, immediately due and payable. An event of default includes, but is not limited to, our failure to make payments when due, insolvency, any material adverse change in our financial condition or our breach of any of the covenants, representations or warranties we have given in connection with the transaction.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVANCED BIOENERGY, LLC

Date:	March 14, 2006	/s/ Revis L. Stephenson III
Revis L. Stephenson III (Chairman and Principal Executive Officer)